EXHIBIT NO. 99.1

[Logo]                                                     News Release

Media Contact:	Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Completes Sale of Greens Port Industrial Park in Houston

MIDDLETOWN, OH, April 12, 2004—AK Steel Corporation (NYSE: AKS) said today it had completed the sale of a 600-acre industrial park situated on the Houston Ship Channel to Greensport Management LLC of Houston, Texas, for approximately $75 million in cash. AK Steel said it expects the transaction to generate a second quarter pre-tax gain of approximately $40 million.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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